EXHIBIT 10.2

                        AMENDMENT 1999-I

                      BECKMAN COULTER, INC.
                   EXECUTIVE RESTORATION PLAN

   (As Amended and Restated Effective as of September 1,1998)


     WHEREAS, Beckman Coulter, Inc. (the "Company") maintains the
Beckman Coulter, Inc. Executive Restoration Plan (the "Plan");

     WHEREAS, the Company amended and restated the Plan effective as of September 1, 1998, to make certain changes to the method of crediting of deferrals and matching amounts under the Plan and authorized the officers of the Company to prepare and execute, on behalf of the Company, any and all amendments and other documents and to take such other and further actions as may be necessary or appropriate in connection with such amendment and restatement;

     WHEREAS, there is an error in the provisions in the restatement of the Plan regarding the method of crediting matching amounts; and

     WHEREAS, it is necessary to amend the Plan to correct this error.

     NOW, THEREFORE, the Plan is amended, effective as of September 1, 1998, as follows:


     Clause (i) of Section 4.2(a) is amended in its entirety to read as follows:

          "(i) is the additional amount that the Company would have contributed to the Participant's Company Matching Account under the 401(k) Plan for that pay period if the limitations referred to in Section 2.1 of this Plan did not apply to the 401(k) Plan."


     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this amendment to the Plan this 22nd day of October, 1999.


                                   BECKMAN COULTER, INC.


                                   By /s/ Fidencio M. Mares
                                   Fidencio M. Mares
                                   Human Resources